Exhibit 99.1

Jack in the Box Inc. Reports Fourth Quarter FY 2012 Earnings; Issues Guidance for FY 2013; Updates Long-term Goals

SAN DIEGO--(BUSINESS WIRE)--November 19, 2012--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $17.8 million, or $0.39 per diluted share, for the fourth quarter ended September 30, 2012, compared with earnings from continuing operations of $23.2 million, or $0.50 per diluted share, for the fourth quarter of fiscal 2011.

Fiscal 2012 earnings from continuing operations totaled $63.0 million, or $1.40 per diluted share, compared with $81.7 million, or $1.63 per diluted share in fiscal 2011.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains from refranchising, were $0.27 per share in the fourth quarter of fiscal 2012 compared with $0.20 per share in the prior year quarter. Operating earnings per share for the fourth quarter of fiscal 2012 includes $2.0 million, or approximately $0.03 per share, of lease costs associated with previously closed restaurants, which are reflected in “impairment and other charges, net” in the accompanying consolidated statements of earnings. For fiscal year 2012, operating earnings per share were $1.20 compared with $0.85 last year. A reconciliation of non-GAAP measurements to GAAP results is provided below with additional information included in the attachment to this release. Figures may not add due to rounding.

	12 Weeks Ended		52 Weeks Ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011
Diluted earnings per share from
continuing operations – GAAP	$0.39	$0.50	$1.40	$1.63
Plus: Restructuring charges	0.04	−	0.23	−
Less: Gains from refranchising	(0.16)	(0.30)	(0.44)	(0.78)
Operating earnings per share - Non-GAAP	$0.27	$0.20	$1.20	$0.85

During fiscal 2012, the company engaged in a comprehensive review of its organization structure, including evaluating opportunities for outsourcing, restructuring of certain functions and workforce reductions. As a result, restructuring charges of $2.7 million, or approximately $0.04 per diluted share, were recorded during the fourth quarter, and $15.5 million, or approximately $0.23 per diluted share, were recorded during fiscal 2012. These charges relate primarily to severance costs for positions that were eliminated or employees who elected to participate in the company’s voluntary early retirement program. These charges are also included in “impairment and other charges, net” in the accompanying consolidated statements of earnings, which increased in the fourth quarter to $8.3 million from $2.5 million a year ago.

Gains from refranchising contributed approximately $0.16 per diluted share for the fourth quarter of fiscal 2012 as compared with approximately $0.30 per diluted share in the prior year quarter. For fiscal year 2012, gains from refranchising contributed approximately $0.44 per diluted share as compared with approximately $0.78 for fiscal year 2011.

As previously announced, during the fourth quarter of 2012, the company began outsourcing its distribution business, and the transition was completed in the first quarter of fiscal 2013. As a result of the outsourcing, the company recorded after-tax charges totaling $5.3 million in the fourth quarter of fiscal 2012, which reduced diluted net earnings per share by approximately $0.12. This charge and the results of operations for the distribution business are included in discontinued operations in the accompanying consolidated statements of earnings for all periods presented.

Increase in same-store sales:

	12 Weeks Ended Sept. 30, 2012	12 Weeks Ended Oct. 2, 2011	52 Weeks Ended Sept. 30, 2012	52 Weeks Ended Oct. 2, 2011
Jack in the Box®:
Company	3.1%	5.8%	4.6%	3.1%
Franchise	3.0%	2.0%	3.0%	1.3%
System	3.1%	3.1%	3.4%	1.8%
Qdoba®:
Company	0.8%	4.3%	2.8%	5.1%
Franchise	0.0%	3.3%	1.9%	5.4%
System	0.4%	3.7%	2.4%	5.3%

Linda A. Lang, chairman and chief executive officer, said, “Jack in the Box company same-store sales increased 3.1 percent in the fourth quarter, driven by a combination of traffic growth and an increase in average check. We are extremely pleased with these results, given the difficult comparison to last year’s same-store sales and traffic growth of 5.8 percent and 8.5 percent, respectively. Jack in the Box same-store sales growth for the quarter was almost double that of the QSR sandwich segment for the comparable period, according to The NPD Group’s SalesTrack® Weekly for the 12-week time period ended September 30, 2012. Included in this segment are the top 15 sandwich and QSR burger chain competitors. We believe the same-store sales increases we’ve experienced over the last eight quarters demonstrate our ability to continue to drive sustainable sales and market share growth at the Jack in the Box brand.

“Qdoba’s same-store sales in the fourth quarter increased 0.8 percent for company restaurants and 0.4 percent system-wide, slightly below our expectations. Importantly, company restaurant operating margin at Qdoba improved to 15.5 percent in the fourth quarter from 13.9 percent in the year-ago quarter,” Lang said.

Consolidated restaurant operating margin was 15.1 percent of sales in the fourth quarter of 2012, compared with 13.5 percent of sales in the year-ago quarter. This was lower than the company’s internal expectations due primarily to higher utilities and repairs and maintenance costs.

Food and packaging costs in the quarter were 150 basis points lower than prior year. The decrease resulted from the benefit of price increases as well as a greater proportion of Qdoba company restaurants which combined to more than offset commodity inflation. Overall commodity costs were up less than 1 percent in the quarter.

Payroll and employee benefits costs were 40 basis points lower than the year-ago quarter, reflecting leverage from same-store sales increases, the benefits of refranchising Jack in the Box restaurants, and the favorable impact of recent acquisitions of Qdoba franchised restaurants.

Occupancy and other costs increased 30 basis points in the fourth quarter due primarily to higher utilities and repairs and maintenance costs, higher debit card fees and higher depreciation expense related to the Jack in the Box re-image program. These increases were partially offset by leverage from same-store sales increases, the benefits of refranchising Jack in the Box restaurants, and the favorable impact of recent acquisitions of Qdoba franchised restaurants.

SG&A expense for the fourth quarter increased by $0.6 million and was 15.2 percent of revenues as compared to 14.6 percent in the prior year quarter. The increase in SG&A was attributable primarily to higher incentive compensation accruals, increased G&A related to Qdoba growth, and higher pension and pre-opening costs which were partially offset by lower advertising and overhead costs resulting from the company’s refranchising strategy. Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans positively impacted SG&A by $2.0 million in the fourth quarter of 2012 as compared to a negative impact of $4.5 million in the fourth quarter of 2011.

Gains on the sale of 42 company-operated Jack in the Box restaurants to franchisees totaled $10.2 million in the fourth quarter, or approximately $0.16 per diluted share, compared with $22.2 million, or approximately $0.30 per diluted share in the year-ago quarter from the sale of 106 restaurants. For fiscal 2012, gains on the sale of 97 company-operated restaurants to franchisees totaled $29.1 million, or approximately $0.44 per diluted share, compared with $61.1 million, or approximately $0.78 per diluted share in fiscal 2011 from the sale of 332 company-operated restaurants. Total proceeds related to refranchising for the fourth quarter and fiscal 2012 were $19.1 million and $48.3 million, respectively.

The tax rate for fiscal 2012 was 32.7 percent versus 36.3 percent for fiscal 2011. The tax rate for fiscal 2012 was lower than the company’s most recent guidance due primarily to the market performance of insurance investment products used to fund certain non-qualified retirement plans. Changes in the cash value of the insurance products are not deductible or taxable.

The company repurchased approximately 883,000 shares of its common stock in the fourth quarter of 2012 at an average price of $26.15 per share for an aggregate cost of $23.1 million. In October 2012, the company repurchased approximately 985,000 shares of its common stock at an average price of $27.26 per share for an aggregate cost of $26.9 million, leaving $50.0 million remaining under a $100 million stock-buyback program authorized by the company’s board of directors in November 2011 that expires in November 2013. In November 2012, the company’s board of directors authorized an additional $100 million stock-buyback program that expires in November 2014.

Earlier this month, the company announced the completion of a new five-year $600 million senior credit facility, comprised of a $400 million revolving credit facility and a $200 million term loan. Under the terms of the new agreement, the interest rate has been lowered by 50 basis points and can range from LIBOR plus 175 to 225 basis points with no floor, with the current spread at 200 basis points. The agreement also provides for up to $500 million for stock repurchases and the potential payment of cash dividends.

Restaurant openings

Seven new Jack in the Box restaurants opened in the fourth quarter of fiscal 2012, including two franchised locations, compared with 10 new restaurants opened system-wide during the same quarter last year, of which six were franchised.

In the fourth quarter, 24 Qdoba restaurants opened, including 12 franchised locations, versus 20 new restaurants in the year-ago quarter, of which 12 were franchised.

At September 30, 2012, the company’s system total comprised 2,250 Jack in the Box restaurants, including 1,703 franchised locations, and 627 Qdoba restaurants, including 311 franchised locations.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the first quarter ending January 20, 2013, and the fiscal year ending September 29, 2013. Fiscal 2013 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters.

First quarter fiscal year 2013 guidance

  Same-store sales are expected to increase approximately 1 to 2 percent at Jack in the Box company restaurants versus a 5.3 percent increase in the year-ago quarter.
  Same-store sales are expected to increase approximately 1 to 2 percent at Qdoba company restaurants versus a 3.5 percent increase in the year-ago quarter.

Fiscal year 2013 guidance

  Same-store sales are expected to increase approximately 2 to 3 percent at Jack in the Box company restaurants.
  Same-store sales are expected to increase approximately 2 to 3 percent at Qdoba company restaurants.
  Overall commodity costs are expected to increase by approximately 2 to 3 percent for the full year.
  Restaurant operating margin for the full year is expected to range from approximately 15.5 to 16.0 percent, depending on same-store sales and commodity inflation.
  SG&A as a percentage of revenue is expected to be in the mid-14 percent range as compared to 14.7% in fiscal 2012. G&A as a percentage of system-wide sales is expected to decline to approximately 4.3% in fiscal 2013 from 4.6% in fiscal 2012.
  Impairment and other charges as a percentage of revenue are expected to be approximately 50 to 70 basis points, excluding restructuring charges.
  The company will no longer provide guidance with respect to refranchising gains or proceeds.
  20 to 25 new Jack in the Box restaurants are expected to open, including approximately 10 company locations.
  70 to 85 new Qdoba restaurants are expected to open, of which approximately 40 to 45 are expected to be company locations.
  Capital expenditures are expected to be $95 to $105 million.
  The tax rate is expected to be approximately 37 to 38 percent.
  Operating earnings per share, which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains from refranchising, are expected to range from $1.45 to $1.60 in fiscal 2013 as compared to operating earnings per share of $1.20 in fiscal 2012.
  Diluted earnings per share includes approximately $0.04 of incentive payments to Jack in the Box franchisees in fiscal 2013 to complete the installation of new signage as compared to $0.11 in fiscal 2012 to complete the re-image program.

Long-term goals (2014 to 2016)

The company today provided an update to the long-term goals that were introduced in February 2012. The company expects:

  Same-store sales growth of 2 to 3 percent annually at Jack in the Box company restaurants and 3 to 4 percent annually at Qdoba company restaurants.
  Restaurant operating margin of 16 to 16.5 percent beginning in fiscal 2014.
  G&A of 3.5 to 4.0 percent of consolidated system-wide sales beginning in fiscal 2014.
  Jack in the Box system new unit growth of approximately 2 percent per year.
  Qdoba company new unit growth of approximately 15 percent annualized and franchise unit growth of 30 to 40 restaurants per year.
  Operating earnings per share of approximately $2.00 beginning in fiscal 2014.

Conference call

The company will host a conference call for financial analysts and investors on Tuesday, November 20, 2012, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on November 20.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 42 states and the District of Columbia. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns, commodity costs and the timing of sales of Jack in the Box restaurants to franchisees; the company’s ability to achieve and manage its planned expansion, such as the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at www.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers, but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	12 Weeks Ended		52 Weeks Ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011
Diluted earnings per share from
continuing operations – GAAP	$0.39	$0.50	$1.40	$1.63
Plus: Restructuring charges	0.04	−	0.23	−
Less: Gains from refranchising	(0.16)	(0.30)	(0.44)	(0.78)
Operating earnings per share - Non-GAAP	$0.27	$0.20	$1.20	$0.85

JACK IN THE BOX INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)
(Unaudited)

	Quarter		Fiscal Year
	September 30,	October 2,	September 30,	October 2,
	2012	2011	2012	2011

Revenues:
Company restaurant sales	$278,933	$296,088	$1,219,214	$1,380,273
Franchise revenues	78,707	70,872	325,812	282,066
	357,640	366,960	1,545,026	1,662,339
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	90,840	101,064	400,012	460,790
Payroll and employee benefits	79,266	85,226	354,141	414,463
Occupancy and other	66,765	69,864	281,516	329,766
Total company restaurant costs	236,871	256,154	1,035,669	1,205,019
Franchise costs	39,619	34,879	166,078	136,148
Selling, general and administrative expenses	54,223	53,632	227,003	224,653
Impairment and other charges, net	8,326	2,477	32,932	12,583
Gains on the sale of company-operated restaurants	(10,212)	(22,185)	(29,145)	(61,125)
	328,827	324,957	1,432,537	1,517,278

Earnings from operations	28,813	42,003	112,489	145,061

Interest expense, net	3,912	4,283	18,874	16,855

Earnings from continuing operations and before income taxes	24,901	37,720	93,615	128,206

Income taxes	7,103	14,525	30,643	46,475

Earnings from continuing operations	17,798	23,195	62,972	81,731

Losses from discontinued operations	(5,321)	(543)	(5,321)	(1,131)
Net earnings	$12,477	$22,652	$57,651	$80,600

Net earnings per share - basic:
Earnings from continuing operations	$0.40	$0.51	$1.43	$1.66
Losses from discontinued operations	(0.12)	(0.01)	(0.12)	(0.02)
Net earnings per share	$0.28	$0.50	$1.31	$1.63

Net earnings per share - diluted:
Earnings from continuing operations	$0.39	$0.50	$1.40	$1.63
Losses from discontinued operations	(0.12)	(0.01)	(0.12)	(0.02)
Net earnings per share	$0.27	$0.49	$1.28	$1.61

Weighted-average shares outstanding:
Basic	44,069	45,524	43,999	49,302
Diluted	45,411	46,262	44,948	50,085

JACK IN THE BOX INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(Unaudited)

	September 30,	October 2,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$8,469	$11,424
Accounts and other receivables, net	78,798	86,213
Inventories	7,752	7,529
Prepaid expenses	32,821	18,737
Deferred income taxes	26,932	45,520
Assets held for sale and leaseback	45,443	51,793
Assets of discontinued operations held for sale	30,591	35,443
Other current assets	375	1,793
Total current assets	231,181	258,452

Property and equipment, at cost:
Land	109,295	105,314
Buildings	1,054,967	1,023,858
Restaurant and other equipment	328,031	337,708
Construction in progress	37,357	44,660
	1,529,650	1,511,540
Less accumulated depreciation and amortization	(708,858)	(660,155)
Property and equipment, net	820,792	851,385

Intangible assets, net	17,206	17,495
Goodwill	140,622	105,872
Other assets, net	253,924	199,118
	$1,463,725	$1,432,322

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$15,952	$21,148
Accounts payable	94,713	94,348
Accrued liabilities	164,637	167,487
Total current liabilities	275,302	282,983

Long-term debt, net of current maturities	405,276	447,350

Other long-term liabilities	371,202	290,723

Deferred income taxes	-	5,310

Stockholders’ equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	-	-
Common stock $0.01 par value, 175,000,000 shares authorized, 75,827,894 and 74,992,487 issued, respectively	758	750
Capital in excess of par value	221,100	202,684
Retained earnings	1,120,671	1,063,020
Accumulated other comprehensive loss	(136,013)	(95,940)
Treasury stock, at cost, 31,955,606 and 30,746,099 shares, respectively	(794,571)	(764,558)
Total stockholders’ equity	411,945	405,956
	$1,463,725	$1,432,322

JACK IN THE BOX INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Fiscal Year
	2012	2011

Cash flows from operating activities:
Net earnings	$57,651	$80,600
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	97,958	96,147
Deferred finance cost amortization	2,695	2,554
Deferred income taxes	(6,615)	(12,832)
Share-based compensation expense	6,883	8,062
Pension and postretirement expense	33,526	23,845
Losses (gains) on cash surrender value of company-owned life insurance	(12,137)	1,094
Gains on the sale of company-operated restaurants	(29,145)	(61,125)
Gains on the acquisition of franchise-operated restaurants	-	(426)
Losses on the disposition of property and equipment	6,281	7,650
Impairment charges and other	9,403	1,367
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	3,497	(26,116)
Inventories	4,334	(1,540)
Prepaid expenses and other current assets	(12,849)	19,163
Accounts payable	(3,264)	1,498
Accrued liabilities	247	2,446
Pension and postretirement contributions	(20,318)	(4,790)
Other	(1,417)	(13,337)
Cash flows provided by operating activities	136,730	124,260
Cash flows from investing activities:
Purchases of property and equipment	(80,200)	(129,312)
Purchases of assets intended for sale and leaseback	(35,927)	(31,798)
Proceeds from sale and leaseback of assets	27,844	28,536
Proceeds from the sale of company-operated restaurants	47,115	119,275
Collections on notes receivable	12,230	20,848
Disbursements for loans to franchisees	(3,977)	(14,473)
Acquisition of franchise-operated restaurants	(48,945)	(31,077)
Other	344	2,199
Cash flows used in investing activities	(81,516)	(35,802)
Cash flows from financing activities:
Borrowings on revolving credit facilities	576,380	721,160
Repayments of borrowings on revolving credit facilities	(602,540)	(605,000)
Principal repayments on debt	(21,110)	(13,760)
Debt issuance costs	(741)	(989)
Proceeds from issuance of common stock	10,167	5,530
Repurchases of common stock	(30,013)	(193,099)
Excess tax benefits from share-based compensation arrangements	1,115	1,290
Change in book overdraft	8,573	(2,773)
Cash flows used in financing activities	(58,169)	(87,641)

Net increase (decrease) in cash and cash equivalents	(2,955)	817
Cash and cash equivalents at beginning of year	11,424	10,607
Cash and cash equivalents at end of year	$8,469	$11,424

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table presents certain income and expense items included in our consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated.  Percentages may not add due to rounding.

CONSOLIDATED STATEMENTS OF EARNINGS DATA

	Quarter		Fiscal Year
	September 30,	October 2,	September 30,	October 2,
	2012	2011	2012	2011
Revenues:
Company restaurant sales	78.0%	80.7%	78.9%	83.0%
Franchise revenues	22.0%	19.3%	21.1%	17.0%
Total revenues	100.0%	100.0%	100.0%	100.0%

Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	32.6%	34.1%	32.8%	33.4%
Payroll and employee benefits (1)	28.4%	28.8%	29.0%	30.0%
Occupancy and other (1)	23.9%	23.6%	23.1%	23.9%
Total company restaurant costs (1)	84.9%	86.5%	84.9%	87.3%
Franchise costs (1)	50.3%	49.2%	51.0%	48.3%
Selling, general and administrative expenses	15.2%	14.6%	14.7%	13.5%
Impairment and other charges, net	2.3%	0.7%	2.1%	0.8%
Gains on the sale of company-operated restaurants	(2.9)%	(6.0)%	(1.9)%	(3.7)%
Earnings from operations	8.1%	11.4%	7.3%	8.7%

Income tax rate (2)	28.5%	38.5%	32.7%	36.3%

(1) As a percentage of the related sales and/or revenues
(2) As a percentage of earnings from continuing operations and before income taxes.

The following table presents Jack in the Box and Qdoba company restaurant sales, costs and costs as a percentage of the related sales. Percentages may not add due to rounding.

SUPPLEMENTAL COMPANY-OPERATED RESTAURANTS STATEMENTS OF EARNINGS DATA
(Dollars in thousands)

	Quarter				Fiscal Year
	September 30, 2012		October 2, 2011		September 30, 2012		October 2, 2011
Jack in the Box:
Company restaurant sales	$207,130		$243,028		$943,990		$1,181,961
Company restaurant costs:
Food and packaging	69,734	33.7%	85,178	35.0%	319,415	33.8%	403,209	34.1%
Payroll and employee benefits	59,703	28.8%	70,732	29.1%	278,464	29.5%	358,917	30.4%
Occupancy and other	46,793	22.6%	54,577	22.5%	205,134	21.7%	271,432	23.0%
Total company restaurant costs	$176,230	85.1%	$210,487	86.6%	$803,013	85.1%	$1,033,558	87.4%

Qdoba:
Company restaurant sales	$71,803		$53,060		$275,224		$198,312
Company restaurant costs:
Food and packaging	21,106	29.4%	15,886	29.9%	80,597	29.3%	57,581	29.0%
Payroll and employee benefits	19,563	27.2%	14,494	27.3%	75,677	27.5%	55,546	28.0%
Occupancy and other	19,972	27.8%	15,287	28.8%	76,382	27.8%	58,334	29.4%
Total company restaurant costs	$60,641	84.5%	$45,667	86.1%	$232,656	84.5%	$171,461	86.5%

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table summarizes the changes in the number and mix of Jack in the Box and Qdoba company and franchise restaurants in each fiscal year:

	September 30, 2012			October 2, 2011
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	629	1,592	2,221	956	1,250	2,206
New	19	18	37	15	16	31
Refranchised	(97)	97	-	(332)	332	-
Closed	(4)	(4)	(8)	(10)	(6)	(16)
End of year	547	1,703	2,250	629	1,592	2,221
% of Jack in the Box system	24%	76%	100%	28%	72%	100%
% of consolidated system	63%	85%	78%	72%	82%	79%
Qdoba:
Beginning of year	245	338	583	188	337	525
New	26	32	58	25	42	67
Acquired from franchisees	46	(46)	-	32	(32)	-
Closed	(1)	(13)	(14)	-	(9)	(9)
End of year	316	311	627	245	338	583
% of Qdoba system	50%	50%	100%	42%	58%	100%
% of consolidated system	37%	15%	22%	28%	18%	21%
Consolidated:
Total system	863	2,014	2,877	874	1,930	2,804
% of consolidated system	30%	70%	100%	31%	69%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291